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                                                                     EXHIBIT 5.1

                              TROUTMAN SANDERS LLP
                                ATTORNEYS AT LAW
                         A LIMITED LIABILITY PARTNERSHIP

                              BANK OF AMERICA PLAZA
                     600 PEACHTREE STREET, N.E. - SUITE 5200
                           ATLANTA, GEORGIA 30308-2216
                             TELEPHONE: 404-885-3000
                             FACSIMILE: 404-885-3995

                                  July 2, 2003

Gray Television, Inc.
4370 Peachtree Road, N.E.
Atlanta, GA 30319

Ladies and Gentlemen:

         We have acted as counsel to Gray Television, Inc., a Georgia corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-8 (the "Registration Statement") relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), of 100,000 shares (the "Shares") of the Company's Common Stock, no par value per share (the "Common Stock"), reserved for issuance under the Gray Television, Inc. Employee Stock Purchase Plan (the "Plan"). This opinion is being provided at your request for inclusion in the Registration Statement.

         In rendering this opinion, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and reservation for issuance of the Shares, have reviewed certain books and records of the Company and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies, and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

         As to questions of fact material to this opinion, we have relied solely upon certificates and statements of officers of the Company and certain public officials. We have assumed and relied upon the accuracy and completeness of such representations and warranties, certificates, and statements, the factual matters set forth therein, and the genuineness of all signatures thereon, and nothing has come to our attention leading us to question the accuracy of the matters set forth therein. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been disclosed by independent verification.

         Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "Blue Sky" laws of any jurisdiction as may be applicable, when certificates evidencing the Shares have

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been duly executed, countersigned, registered, issued and delivered in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion or copies thereof as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                        Very truly yours,

                                        /s/ Troutman Sanders LLP